Exhibit 10.1

August 1, 2016

Aaron Wilkins

Northwest Pipe Company

5721 SW Columbia Way

Suite 200

Vancouver, WA 98661

Northwest Pipe Company, an Oregon corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 3 hereof) may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company.

In order to induce you to remain in the employ of the Company, this letter agreement (“Agreement”), which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a Change in Control of the Company under the circumstances described below. The Company and you have entered into a prior letter agreement regarding change in control severance benefits dated July 30, 2015. Upon your signature of this Agreement, the prior letter agreement shall be amended and restated in its entirety in the form of this Agreement.

1.     Right to Terminate. The Company or you may terminate your employment at any time, subject to the Company’s obligations to provide the benefits hereinafter specified in accordance with the terms hereof.

2.     Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until July 31, 2017; provided, however, that commencing on August 1, 2017 and each August 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least ninety (90) days prior to such August 1 date, the Company or you shall have given notice that this Agreement shall not be extended; provided, however, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change in Control shall have occurred during such term. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or the Company terminate your employment prior to the earlier of Shareholder Approval (as defined in Section 3 hereof), if applicable, or a Change in Control.

3.     Change in Control; Shareholder Approval; Person.

3.1     For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

3.1.1     The consummation of:

(a)     any consolidation, merger or plan of share exchange involving the Company (a “Merger”) other than a Merger which would result in securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity or a parent of the surviving entity) more than 50% of the combined voting power of the Voting Securities of such surviving entity or parent outstanding immediately after the Merger;

(b)     any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company: or

(c)     the adoption of any plan or proposal for the liquidation or dissolution of the Company.

3.1.2     At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof unless each new director elected during such two-year period was nominated or elected by a vote of at least two-thirds (2/3rds) of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds (2/3rds) of the Incumbent Directors also being deemed to be Incumbent Directors); or

3.1.3     Any Person [(as hereinafter defined)] shall, as a result of any purchase or other acquisition of Company Shares from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) you acquire (other than on the same basis as all other holders of the Voting Securities) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph 3.1.1 above, or (2) you are part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph 3.1.3 above.

3.2     For purposes of this Agreement, “Shareholder Approval” shall be deemed to have occurred if the shareholders of the Company approve an agreement entered into by the Company, the consummation of which would result in the occurrence of a Change in Control.

3.3     For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plan(s) sponsored by the Company.

4.     Termination Following Shareholder Approval or Change In Control. If a Change in Control occurs and at any time after the earlier of Shareholder Approval, if applicable, or the Change in Control and on or before the second anniversary of the Change in Control, your employment is terminated, you shall be entitled to the benefits provided in Section 5.3 hereof unless such termination is (a) because of your death, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined).

4.1     Disability. Termination by the Company of your employment based on “Disability” shall mean termination because of your absence from your duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full-time performance of your duties.

4.2     Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (a) the willful and continued failure by you to substantially perform your reasonably assigned duties with the Company consistent with those duties assigned to you prior to the Change in Control (other than any such failure resulting from your incapacity due to physical or mental illness) which failure shall not have been corrected within thirty (30) days after a demand for substantial performance is delivered to you by the Chairman of the Board or President of the Company which specifically identifies the manner in which such executive believes that you have not substantially performed your duties and such notice is delivered within ninety (90) days of such circumstances, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph 4.2, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in knowing bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3rds) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph 4.2 and specifying the particulars thereof in detail.

4.3     Good Reason. Termination by you of your employment for “Good Reason” shall mean termination by you of your employment with the Company based on the occurrence after Shareholder Approval, if applicable, or the Change in Control, of any of the following circumstances, provided you give Notice of Termination within ninety (90) days after notice to you of such circumstances and such circumstances are not fully corrected by the Company within thirty (30) days after your notice:

4.3.1     a change in your status, title, position(s) or responsibilities as an employee of the Company which constitutes an adverse change from your status, title, position(s) and responsibilities as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, or the assignment to you of any duties or responsibilities which are inconsistent with such status, title or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s), except in connection with the termination of your employment for Cause, Disability or as a result of your death or by you other than for Good Reason;

4.3.2     a reduction by the Company in your base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all management personnel of the Company and all management personnel of any Person in control of the Company;

4.3.3     the failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are participating immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

4.3.4     the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

4.3.5     the Company’s requiring you to be based more than twenty-five (25) miles from where your office is located immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

4.3.6     the failure of the Company to pay to you any portion of your compensation or compensation under any deferred compensation program of the Company;

4.3.7     the failure by the Company to obtain from any Successor (as hereinafter defined) the assumption or assent to this Agreement contemplated by Section 6 hereof within thirty (30) days after a Change in Control;

4.3.8     any material breach of this Agreement by the Company; or

4.3.9     any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 4.4 below (and, if applicable, paragraph 4.2 above); and for purposes of this Agreement no such purported termination shall be effective.

For purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

4.4     Notice of Termination. Any purported termination by the Company or by you following the earlier of Shareholder Approval, if applicable, or a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

4.5     Date of Termination. “Date of Termination” shall mean the date your employment with the Company is terminated following the earlier of Shareholder Approval, if applicable, or a Change in Control, which date shall be determined as follows: (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if your employment is to be terminated by you or by the Company for any other reason, the date specified in the Notice of Termination (which, in the case of termination for Good Reason shall be not less than thirty (30) days nor more than sixty (60) days from the date such Notice of Termination is given), unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, or, if later, prior to the Date of Termination, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 12 hereof; and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. You shall not be obligated to perform any services after the Date of Termination that would prevent the termination of your employment on such Date of Termination from qualifying as a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

5.     Compensation Upon Termination or During Disability.

5.1     During any period following the earlier of Shareholder Approval, if applicable, or a Change in Control that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs 4.1, 4.4 and 4.5 hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

5.2     If your employment shall be terminated for Cause or as a result of your death following the earlier of Shareholder Approval, if applicable, or a Change in Control of the Company, the Company shall pay you your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

5.3     If a Change in Control occurs and after the earlier of Shareholder Approval, if applicable, or the Change in Control and on or before the second anniversary of the Change in Control your employment with the Company shall be terminated (a) by the Company other than for Cause or Disability or (b) by you for Good Reason, then, you shall be entitled to, and shall be paid, without regard to any contrary provisions of any Plan, a severance benefit as follows:

5.3.1     Within five (5) days of the Date of Termination, the Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request);

5.3.2     as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, within five (5) days of the later of the Date of Termination or the Change in Control, the Company shall pay to you in a single payment an amount in cash equal to (i) the higher of (A) one (1) time your annual base salary at the rate in effect just prior to the time a Notice of Termination is given, or (B) one (1) time your annual base salary in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, plus (ii) one (1) times the average of the cash bonuses paid to you during the previous three (3) years;

5.3.3     for a twelve (12) month period after the Date of Termination (specifically including a Date of Termination that occurs after Shareholder Approval and prior to a Change in Control), the Company shall arrange to provide you and your dependents with life, accident, medical and dental insurance benefits substantially similar to those which you were receiving immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph 5.3.3 to the extent that a similar benefit is actually received by you from a subsequent employer during such twelve (12) month period, and any such benefit actually received by you shall be reported to the Company;

5.3.4     any and all outstanding equity compensation awards (whether options, restricted stock units or otherwise) under any Plan held by you shall immediately vest and become exercisable in full; provided, however, that if the award agreement for any such award provides different vesting terms on a change in control of the Company, the terms of the award agreement shall control and this paragraph 5.3.4 shall not apply; and

5.3.5     within five (5) days of the Date of Termination, the Company shall pay you for any vacation time earned but not taken at the Date of Termination, at an hourly rate equal to your annual base salary as in effect immediately prior to the time a Notice of Termination is given divided by 2080.

5.4     Notwithstanding any other provision in this Agreement or any other agreement or arrangement between the Company and you with respect to compensation or benefits (each an “Other Arrangement”), if any portion of the Specified Benefits (as defined below) would be subject to the excise tax payable by you imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or any successor provisions (the “IRC”), and if you would receive a greater after-tax benefit from the Capped Benefit (as defined below) than from the Specified Benefits, the Capped Benefit shall be paid to you in lieu of the Specified Benefits. The “Specified Benefits” are the amounts (including the monetary value of any non-cash benefits) otherwise payable pursuant to this Agreement and any Other Arrangement. The “Capped Benefit” equals the Specified Benefits, reduced by the minimum amount necessary to prevent any portion of the Specified Benefits from being a “parachute payment” as defined in IRC Section 280G(b)(2). For purposes of determining whether you would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account any excise tax that would be imposed under IRC Section 4999 and all federal, state and local taxes required to be paid by you in respect of the receipt of such payments. If you receive the Capped Benefit, you may determine the extent to which each of the Specified Benefits shall be reduced. The parties recognize that there is some uncertainty regarding the computations under IRC Section 280G which must be applied to determine the Capped Benefit. Accordingly, the parties agree that, after the severance benefit is paid, the amount of the Capped Benefit may be retroactively adjusted to the extent any subsequent Internal Revenue Service regulations, rulings, audits or other pronouncements establish that the original calculation of the Capped Benefit was incorrect. In that case, amounts shall be paid or reimbursed between the parties so that you will have received the severance benefit you would have received if the Capped Benefit had originally been calculated correctly. Moreover, in determining whether you will receive the Specified Benefits or the Capped Benefit, any potential tax consequences to the Company under IRC Section 280G or otherwise will not be taken into account.

5.5     Except as specifically provided above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise. Your entitlements under Section 5.3 are in addition to, and not in lieu of any rights, benefits or entitlements you may have under the terms or provisions of any Plan.

6.     Successors; Binding Agreement.

6.1     The Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assume the Company’s obligations under this Agreement or assent to the fulfillment by the Company of its obligations under this Agreement. This Agreement will be binding upon and inure to the benefit of the Company and any Successor (and such Successor shall thereafter be deemed the “Company” for purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Voting Securities or otherwise.

6.2     This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7.     Fees and Expenses. The Company shall pay all legal fees and related legal expenses incurred by you as a result of (i) your termination following the earlier of Shareholder Approval, if applicable, or a Change in Control (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or (ii) your seeking to obtain or enforce any right or benefit provided by this Agreement.

8.     Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Section 5, 6, 7 and 12 of this Agreement shall survive termination of this Agreement.

9.     Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10.     Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

11.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.     Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 12.

13.     Related Agreement.

13.1      You and the Company are parties to a Long Term Incentive Plan Agreement dated as of April 19, 2016 (“LTIP Agreement”). The LTIP Agreement provides for a cash severance benefit payable to you and continuation of your health insurance benefits if your employment is terminated without cause (as defined therein) before the final regular payroll date of 2017, and these benefits are payable regardless of whether a Change in Control occurs. If you become entitled to severance benefits under both the LTIP Agreement and Section 5.3 of this Agreement, you shall be entitled to receive a cash severance equal to the larger of the cash severance benefit under the LTIP Agreement or the benefit provided under Section 5.3.2 of this Agreement, without duplication, and you shall be entitled to continuation of health insurance benefits for the longer of the period provided for under the LTIP Agreement or the period provided for under Section 5.3.3 of this Agreement, without duplication. For the avoidance of doubt, the LTIP Agreement shall be considered an Other Arrangement for purposes of Section 5.4 of this Agreement.

13.2     Except as provided in this Section 13, nothing in this Agreement shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company and for which you may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as you may have under any contract or agreement with the Company. Amounts which are vested benefits or which you are otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company at or subsequent to this Agreement shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

14.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

15.     409A Interpretation.  This Agreement (and all payments and other benefits provided under this Agreement and provided under any other agreement incorporated by reference) are intended to be exempt from the requirements of IRC Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent IRC Section 409A is applicable to such payments and benefits, the Company intends that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under IRC Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

16.     Payments to Specified Employee.  Notwithstanding any other provision of this Agreement to the contrary, you shall not be entitled to any payment pursuant to this Agreement prior to the earliest date permitted under IRC Section 409A.  If at the time of your termination of employment, you are a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology under IRC Section 409A, and a payment or benefit provided for in this Agreement would be subject to additional tax under IRC Section 409A if such payment or benefit is paid within six (6) months after your termination, then such payment or benefit required under this Agreement shall not be paid (or commence to be paid) during the six (6) month period immediately following your termination, but shall instead be accumulated and paid to you (or, if you have died, to your estate) on the earlier of (i) the tenth (10th) business day following your death or (ii) the first (1st) business day of the seventh month following your termination of employment.

If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

Sincerely,

Scott J. Montross
President and Chief Executive Officer

AGREED AND ACCEPTED: